Exhibit 5.1

[Letterhead of Stuart | Moore| Staub]

VIA U.S. MAIL

August 27, 2018

Board of Directors
Pacific City Financial Corporation
3701 Wilshire Blvd., Suite 900
Los Angeles, CA 90010

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") being filed by Pacific City Financial Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,518,493 shares of the Company's common stock, (the "Common Stock"), issuable pursuant to the 2013 Equity Based Compensation Plan and the 2003 Pacific City Bank Stock Option Plan, as amended in 2006 and subsequently adopted by the Company in 2007 (collectively, the "Plans") as described in the Company's Registration Statement, as may subsequently be amended.

In rendering the opinions set forth below, we have reviewed, examined, and relied upon: (i)the Plans; (ii)the Company's Articles of Incorporation, as amended, and Bylaws; (iii)resolutions of the Company's Board of Directors (or any committee thereof) relating to the Registration Statement and the Plans; and (iv)such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited in all respects to the to the applicable provisions of the laws of the State of California and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

Board of Directors
Pacific City Financial Corporation
August 27, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Respectively submitted,

/s/ Stuart | Moore | Staub
STUART | MOORE | STAUB

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